Exhibit 3.1

Commonwealth of Virginia State Corporation Commission Office of the Clerk
Commonwealth of Virginia State Corporation
Entity ID: 11337362
Filing Num ber: 2209144 953458
Fili ng Date/Time: 09/14/2022 11:21 AM Effective
Date/Time: 09/14/2022 11 :21 AM
ARTICLES OF INCORPORATION
OF
BURKE & HERBERT FINANCIAL SERVICES CORP.
This is to certify that we do hereby associate ourselves to establish a corporation (the “Corporation”) under and by virtue of the Virginia Stock Corporation Act, Chapter 9, Title 13.1 of the Code of Virginia (the “Code”), and acts amendatory thereof, for the purposes, and under the corporate name, hereinafter mentioned, and to that end we do, by this certificate, set forth as follows:
I. NAME
The name of the Corporation shall be Burke & Herbert Financial Services Corp.
II. PRINCIPAL OFFICE
The principal office of this Corporation shall be 100 S. Fairfax St., Alexandria, Virginia, 22314 and Alexandria, Virginia is the post-office address thereof.
III. CAPITAL STOCK
The aggregate number of shares which the Corporation shall be authorized to issue is five hundred thousand (500,000) shares of common stock, par value $20.00 per share (“Common Stock”), and two million (2,000,000) shares of serial preferred stock, par value $1.00 per share (“Serial Preferred Stock”).
A. SERIAL PREFERRED STOCK
1.    Issuance in Series. Authority is hereby vested in the Board of Directors to divide the Serial Preferred Stock into and cause the Serial Preferred Stock to be issued in series, to designate each series so as to distinguish the shares thereof from the shares of all other series or classes, to fix the number of shares of each series, and to fix and determine the variations in the relative rights and preferences of each series within the limitations hereinafter set forth in this paragraph. All shares of Serial Preferred Stock shall be identical except as to the following relative rights and preferences, which may be fixed and determined by the Board of Directors and as to which there may be variations between different series:
(a)    the rate of dividend, if any, payable on shares of such series, the time of payment and the dates from which dividends shall be cumulative if such dividends shall be cumulative, and the extent of participation rights, if any, of the shares of such series;
(b)    any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;
(c)    the price at and the terms and conditions on which shares may be redeemed;
(d)    the amount payable upon shares in the event of involuntary liquidation;

(e)    the amount payable upon shares in the event of voluntary liquidation;
(f)    any sinking fund provisions for the redemption or purchase of shares; and
(g)    the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.
2.    Dividends. The holders of the Serial Preferred Stock of each series as to which the Board of Directors shall have specified a rate of dividend shall be entitled to receive, if and when declared payable by the Board of Directors, dividends at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be specified for such series. Dividends, if cumulative and in arrears, shall not bear interest.
No dividends shall be declared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect to dividends or assets (hereinafter called “Junior Stock”), or for any shares of Serial Preferred Stock which are entitled to participate with the Common Stock, and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms “current dividend period” and “past dividend period” mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.
3.    Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends, if any, accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A merger of the Corporation into any other corporation, or merger of any other corporation into the Corporation, or consolidation of the Corporation with any other corporation or a sale or transfer of the property of the Corporation as or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.
B. COMMON STOCK
1.    Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.
2.    Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after payment or provision for the payment of all the liabilities and obligations of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.
3.    Voting. Except to the extent to which the Board of Directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the Common Stock, the holder thereof being entitled to one vote for each share of Common Stock at all meetings of the shareholders of the Corporation.
IV. NO PREEMPTIVE RIGHTS
No holder of shares of the capital stock of the Corporation of any class shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.
V. PURPOSES AND POWERS
The purposes and powers of this Corporation are:
1.    To operate as a state bank within the meaning of Chapter 8, Title 6.2 of the Code, and any act amendatory thereof or in substitute thereof.
2.    To do all things lawful, necessary, appropriate or incidental to the accomplishment of the purposes set forth above and to have and exercise all lawful powers conferred on corporations, andbe subject to all restrictions imposed on corporations, by the Virginia Stock Corporation Act, except as otherwise provided by Chapter 8, Title 6.2 of the Code.
3.    To further transact any or all lawful business for which banking institutions may be incorporated under the laws of the Commonwealth of Virginia.
4.    To have all rights, powers, and privileges granted and accorded to trust companies under and by virtue of the laws of the Commonwealth of Virginia and the provisions of Chapter 10, Title 6.2 of the Code, as amended, and, for the purpose of exercising and administering such trust powers, to establish a trust department separate from the commercial banking or savings department of the Corporation.
5.    To have all rights, powers, and privileges necessary and convenient to enable the Corporation by its offices and/or its designated employees to offer, sell, and issue insurance to customers of the Corporation and to do all acts necessary and convenient incidental thereto and to do such things as may be required by the regulations and requirements of the Bureau of Insurance, State Corporation Commission, Commonwealth of Virginia.
6.    The objects, powers and purposes specified in any clause or paragraph above shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred upon corporations by the laws of the Commonwealth of Virginia, and it is hereby expressly provided that the foregoing enumeration of specific powers shall in no way limit or restrict any other power, object or purpose of the Corporation or in any manner affect any general powers of authority of the Corporation, subject to the laws of the Commonwealth of Virginia regarding banking institutions.
VI. PERIOD OF DURATION
The period of duration of this Corporation shall be unlimited.
VII. OFFICERS AND DIRECTORS
The number of directors shall be not less than five or more than fifteen. The number of directors may be increased or decreased from time to time by amendment to the by-laws. Directors of the Corporation may be removed by shareholders of the Corporation only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.
The Corporation shall have such officers with such titles and duties as shall be described in the bylaws or in a resolution of the board of directors that is in accordance with the bylaws.
VIII. INDEMNIFICATION AND ELIMINATION OF LIABILITY
1.    Indemnification of Directors and Officers. Except as provided in Section 2 of this Article, the Corporation shall indemnify every individual made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if: (i) he or she conducted himself or herself in good faith; and (ii) he or she believed, in the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in its best interests and, in all other cases, that his or her conduct was at least not opposed to its best interests (or in the case ofconduct with respect to an employee benefit plan, that his or her conduct was for a purpose he or she believed to be in the interests of the participants of and beneficiaries of the plan); and (iii) he or she had no reasonable cause to believe, in the case of any criminal proceeding, that his or her conduct was unlawful.
2.    Indemnification Not Permitted. The Corporation shall not indemnify any individual against his or her willful misconduct or a knowing violation of the criminal law or against any liability incurred by him or her in any proceeding charging improper personal benefit to him or her, whether or not by or in the right of the Corporation or involving action in his or her official capacity, in which he or she was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him or her.
3.    Effect of Judgment or Conviction. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that an individual did not meet the standard of conduct set forth in Section 1 of this Article or that the conduct of such individual constituted willful misconduct or a knowing violation of the criminal law.
4.    Determination and Authorization. Unless ordered by a court of competent jurisdiction, any indemnification under Section 1 of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because: (i) he or she met the standard of conduct set forth in Section 1 of this Article and, with respect to a proceeding by or in the right of the Corporation in which such individual was adjudged liable to the Corporation, he or she is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances even though he or she was adjudged liable; and (ii) the conduct of such individual did not constitute willful misconduct or a knowing violation of the criminal law.
Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or (ii) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or (iii) by special legal counsel selected by the board of directors or its committee in the manner heretofore provided or, if such a quorum of the board of directors cannot be obtained and such a committee cannot be designated, selected by a majority vote of the board of directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of individuals who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.
5.    Advance for Expenses. The Corporation may pay for or reimburse the reasonable expenses incurred by any individual who is a party to a proceeding in advance of final disposition of the proceeding if: (i) he or she furnished the Corporation a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section 1 of this Article and a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that indemnification of such individual in the specific case is not permissible; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article. An undertaking furnished to the Corporation in accordance with the provisions of this Section shall be an unlimited general obligation of the individual furnishing the same but need not be secured and may be accepted by the Corporation without reference to financial ability to make repayment.
6.    Indemnification of Employees and Agents. The Corporation may, but shall not be required to, indemnify and advance expenses to employees and agents of the Corporation to the same extent as provided in this Article with respect to directors and officers.
7.    Elimination of Liability of Directors and Officers. Except as provided in Section 8 of this Article, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct.
8.    Liability of Directors and Officers Not Eliminated. The liability of a director or officer shall not be eliminated in accordance with the provisions of Section 7 of this Article if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.
9.    Definitions. In this Article:
(a)    “Director” and “officer” mean an individual who is or was a director or officer of the Corporation, as the case may be, or who, while a director or officer of the Corporation is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director or officer shall be considered to be serving an employee benefit plan at the Corporation's request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan.
(b)    “Individual” includes, unless the context requires otherwise, the estate, heirs, executors, personal representatives and administrators of an individual.
(c)    “Corporation” means Burke & Herbert Bank & Trust Company and any domestic or foreign predecessor entity thereof in a merger or other transaction in which the predecessor's existence ceased upon the consummation of the transaction.
(d)    “Expenses” includes but is not limited to counsel fees.
(e)    “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.
(f)    “Official capacity” means: (i) when used with respect to a director, the office of director in the Corporation; (ii) when used with respect to an officer, the office in the Corporation held by him or her; or (iii) when used with respect to an employee or agent, the employment or agency relationship undertaken by him or her on behalf of the Corporation. “Official capacity” does not include service for any foreign or domestic corporation or other partnership, joint venture, trust, employee benefit plan or other enterprise.
(g)    “Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.
(h)    “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.
10.    Provisions Not Exclusive. As authorized by the Virginia Stock Corporation Act, the provisions of this Article are in addition to and not in limitation of the specific powers of a corporation to indemnify directors and officers set forth therein. If any provision of this Article shall be adjudicated invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Corporation may have under the Virginia Stock Corporation Act or other laws of the Commonwealth of Virginia.
IX. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS
An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

X. REGISTERED OFFICE AND AGENT
The initial registered office of the Corporation is 100 S. Fairfax St., Alexandria, Virginia 22314, in the City of Alexandria, Virginia, and the initial registered agent is David P. Boyle, who is a resident of Virginia and the initial director of the Corporation, and whose business address is the same as the address of the Corporation’s initial registered office.
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IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation as of the date set forth below.

DATE: September 13, 2022
/s/ Gregory F. Parisi, Esq.

Gregory F. Parisi, Esq.
Incorporator

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
AT RICHMOND, SEPTEMBER 14, 2022
The State Corporation Commission has found the accompanying articles of incorporation submitted on behalf of
Burke & Herbert Financial Services Corp.
to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this
CERTIFICATE OF INCORPORATION
be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective September 14, 2022.
The corporation is granted the authority conferred on it by law in accordance with the articles of incorporation, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ Judith Williams Jagdmann

Judith Williams Jagdmann
Commissioner